Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161557

Prospectus Supplement No. 1
(To prospectus dated November 10, 2009)

PROXY STATEMENT SUPPLEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF CHINA HOLDINGS ACQUISITION CORP.
AND PROSPECTUS SUPPLEMENT FOR SHARES, WARRANTS AND UNITS
OF CHINA CERAMICS CO., LTD.

12,800,000 Units
29,950,000 Shares
15,550,000 Warrants

This proxy statement/prospectus supplement, dated November 13, 2009, supplements the proxy statement of China Holdings Acquisition Corp. and the prospectus of China Ceramics Co., Ltd. dated November 10, 2009.  You should read this proxy statement/prospectus supplement in conjunction with the proxy statement/prospectus, and this prospectus supplement is qualified by reference to the proxy statement/prospectus, except to the extent that the information contained in this proxy statement/prospectus supplement supersedes the information contained in the proxy statement/prospectus. This proxy statement/prospectus supplement is not complete without, and may not be utilized except in connection with, the proxy statement/prospectus, including any amendments or additional supplements thereto.

See "Risk Factors" beginning on page 29 of the proxy statement/prospectus for factors you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement.  Any representation to the contrary is a criminal offense.

Hengda Summary Third Quarter Financial Results

The following is preliminary summary third quarter 2009 financial information for Hengda.

Summary Financials
In RMB '000	Q3 2009	Q2 2009	Q3 2008	9 Mo. 2009	9 mo. 2008
Revenue	248,911	221,497	214,974	648,640	591,807
Net Income	52,698	43,096	44,340	126,963	130,557
EBITDA	74,804	61,628	54,878	182,373	161,782

Sales volume (square meters)	9,369,226	8,692,665	8,046,826	25,027,824	21,639,226
Average selling price (RMB/per square meter)	26.6	25.5	26.7	25.9	27.4

In US$ '000	Q3 2009	Q2 2009	Q3 2008	9 Mo. 2009	9 mo. 2008
Revenue	36,337	32,335	31,383	94,692	86,395
Net Income	7,693	6,291	6,473	18,535	19,059
EBITDA	10,920	8,997	8,011	26,624	23,618

	In RMB '000		In US$ '000
	Q3 2009	Q2 2009	Q3 2009	Q2 2009

Cash and Bank Balances	162,344	93,247	23,700	13,613
Inventories	102,327	107,845	14,938	15,744
Trade Receivables	291,227	251,664	42,515	36,739
Trade Payables	118,502	97,847	17,300	14,284
Interest-bearing bank borrowings	34,500	34,500	5,036	5,036

Note: Converted at 6.85 RMB/US$

Non GAAP Reconciliation

In RMB '000	Q3 2009	Q2 2009	Q3 2008	9 Mo. 2009	9 mo. 2008
Net Income	52,698	43,096	44,340	126,963	130,557
Plus Tax	17,668	14,369	6,350	42,648	18,894
Plus Interest	513	208	263	929	660
Plus Dep. and Amort.	3,925	3,955	3,925	11,833	11,671
EBITDA	74,804	61,628	54,878	182,373	161,782

In US$ '000	Q3 2009	Q2 2009	Q3 2008	9 Mo. 2009	9 mo. 2008
Net Income	7,693	6,291	6,473	18,535	19,059
Plus Tax	2,579	2,098	927	6,226	2,758
Plus Interest	75	30	38	136	96
Plus Dep. and Amort.	573	577	573	1,727	1,704
EBITDA	10,920	8,997	8,011	26,624	23,618
Note: Converted at 6.85 RMB/US$

Non-GAAP Financials

The financial information and data contained in this communication is unaudited and does not conform to the SEC’s Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, CHAC’s proxy statement to solicit stockholder approval for the proposed acquisition of Hengda.

This communication includes certain estimated financial information that is not derived in accordance with generally accepted accounting principles (“GAAP”), and which may be deemed to be non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC. CHAC and Hengda believe that the presentation of these non-GAAP financial measures serves to enhance the understanding of the financial performance of Hengda and the proposed acquisition.  However, these non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to financial measures of financial performance prepared in accordance with GAAP.  Our pro forma financial measures may not be comparable to similarly titled pro forma measures reported by other companies.

This communication contains disclosure of EBITDA for certain periods, which may be deemed to be a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission.  Management believes that EBITDA, or earnings before interest, taxes, depreciation and amortization, is an appropriate measure of evaluating operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among others, investments in the business and strategic acquisitions.  EBITDA may not be comparable to similarly titled measures reported by other companies.  EBITDA is not a recognized term under U.S. GAAP, and EBITDA should be considered in addition to, and not as substitutes for, or superior to, operating income, cash flows, revenues, or other measures of financial performance prepared in accordance with generally accepted accounting principles.  EBITDA is not a completely representative measure of either the historical performance or, necessarily, the future potential of Hengda.

The date of this prospectus supplement is November 13, 2009.